UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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BROOKFIELD PROPERTY REIT INC.
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BROOKFIELD PROPERTY REIT INC.

250 Vesey Street, 15th Floor

New York, New York 10281-1023

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 17, 2020

To our Stockholders:

The 2020 Annual Meeting of Stockholders of Brookfield Property REIT Inc. (the “Company”) will be held on June 17, 2020, at 11:00 a.m. Eastern Time. The Annual Meeting will be a virtual meeting conducted via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/bpyu2020. At the meeting our stockholders will consider the following items of business:

1.	To elect ten directors to serve until the 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020; and

3.	To transact other business properly coming before the meeting.

Each of these matters is described in further detail in the proxy statement that accompanies this notice. Only stockholders of record at the close of business on April 22, 2020 are entitled to vote at the meeting or any postponement or adjournment of the meeting.

By order of the Board of Directors,
New York, New York
April 29, 2020

Michelle L. Campbell
Secretary

BROOKFIELD PROPERTY REIT INC.

250 Vesey Street, 15th Floor

New York, New York 10281-1023

2020 PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (“Board”) of Brookfield Property REIT Inc. is asking for your proxy for use at the 2020 annual meeting of our stockholders (the “Annual Meeting”) to be held on June 17, 2020, at 11:00 a.m. Eastern Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be a virtual meeting conducted via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/bpyu2020. We are making this proxy statement (the “Proxy Statement”) and related material available to our stockholders on or about April 29, 2020. In this Proxy Statement we refer to Brookfield Property REIT Inc. as “BPYU,” “we,” “us,” “our,” or the “Company”.

Stockholders are being asked to vote at the Annual Meeting on the following items of business:

(1)	the election of ten directors to the Board;

(2)	the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2020; and

(3)	such other business as may properly come before the meeting.

This Proxy Statement summarizes the information you need to know in order to vote on these proposals in an informed manner.

Use of the Internet

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials for the Annual Meeting, including this Proxy Statement and our annual report for the year ended December 31, 2019 on Form 10-K (the “Annual Report”), on the Internet. Accordingly, on or about April 29, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to all of the Company’s stockholders of record and beneficial owners as of the record date for the Annual Meeting. The Notice will include instructions on how you may access the proxy materials for the Annual Meeting at www.proxyvote.com. Stockholders will not receive printed copies of the proxy materials for the Annual Meeting unless they request them, in which case, printed copies of the proxy materials and a paper proxy card will be provided at no charge. Any stockholder may request to receive the proxy materials for the Annual Meeting in printed form by mail or electronically by e-mail by contacting us at bpy.enquiries@brookfield.com prior to June 3, 2020 in order to receive the materials in advance of the Annual Meeting. We encourage you to take advantage of the availability of the Company’s proxy materials on the Internet in order to lower our printing and delivery costs and help reduce the environmental impact of the Annual Meeting.

We have elected this year to hold the Annual Meeting virtually via the Internet. Stockholders who choose to attend the Annual Meeting will do so by accessing a live audio webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/bpyu2020. At this website, stockholders will be able to listen to the Annual Meeting live, submit questions and submit their vote while the Annual Meeting is being held. We believe hosting the Annual Meeting virtually will enable increased stockholder attendance from locations around the world and will encourage more active stockholder engagement and participation at the Annual Meeting. Please see “How do I attend the Annual Meeting?” below for more information.

ABOUT THE MEETING

Who is entitled to vote?

The Board has fixed the close of business (Eastern Time) on April 22, 2020 (the “Record Date”), as the record date to determine who is entitled to receive notice of and to vote at the Annual Meeting. There were 57,336,992 shares of Class A Stock, par value $0.01 per share (“Class A Stock”), 202,438,184 shares of Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), 175,180,348 shares of Class B-1 Stock, par value $0.01 per share (“Class B-1 Stock”) and 640,051,301 shares of Class C Stock, par value $0.01 per share (“Class C Stock”), outstanding on the Record Date, each entitled to one vote with respect to the election of each director nominee and one vote on the other proposal presented for stockholder action at the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting and any and all adjournments or postponements thereof.

How do I attend the Annual Meeting?

All stockholders of record at the close of business on the Record Date, or their designated proxies, may attend and participate in the Annual Meeting. Even if you plan to attend the Annual Meeting, you are encouraged to vote on the Internet, by telephone or by mail before the Annual Meeting, to ensure that your vote will be counted. Please see “How do I vote my shares?” and “Can I change my vote?” below for voting instructions.

To attend and participate in the Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/bpyu2020 and use their 16-digit control number provided in the Notice to login to this website, and beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. We encourage stockholders to login to this website and access the webcast before the Annual Meeting’s start time. Further instructions on how to attend, participate in and vote at the Annual Meeting, including how to demonstrate your ownership of our stock as of the record date, are available at www.proxyvote.com.

Submitting your proxy before the Annual Meeting will not affect your right to vote at the Annual Meeting if you decide to attend; however, your attendance at the Annual Meeting after having submitted a valid proxy will not in and of itself constitute a revocation of your proxy. In order to do so, you must submit an online vote during the webcast of the Annual Meeting reflecting your new vote. Please see “Can I change my vote?” below for further detail.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares FOR the election of each of the nominees to the Board (Proposal 1) and FOR the ratification of the independent registered public accounting firm (Proposal 2).

What matters are to be voted on at the Annual Meeting and what are the required votes?

Proposal	Who is Entitled to Vote		Voting Requirement
Item 1: Election of Each of the Nominees to the Board	•	Holders of the outstanding shares of Class A Stock, Series B Preferred Stock, Class B-1 Stock and Class C Stock, voting together as a single class.	Majority of votes cast Abstentions and broker non-votes excluded

The Board recommends a vote FOR each of the Director Nominees.

Item 2: Ratification of the Independent Registered Public Accounting Firm	•	Holders of the outstanding shares of Class A Stock, Series B Preferred Stock, Class B-1 Stock and Class C Stock, voting together as a single class.	Majority of the voting power present and entitled to vote thereon Abstentions have the effect of an AGAINST VOTE and broker non-votes have no effect

The Board recommends a vote FOR Proposal 2.

Brookfield Property Partners L.P. (“BPY”) has informed the Company that it intends to vote, or cause to be voted, the shares of Series B Preferred Stock, Class B-1 Stock and Class C Stock it owns, directly or indirectly, in favor of each of the Proposals. Because BPY owns, directly or indirectly, a majority of the voting power of the outstanding shares of capital stock of the Company and all of the outstanding shares of the Series B Preferred Stock, Class B-1 Stock and Class C Stock, it has the power to approve each Proposal.

How do I vote my shares?

Stockholders of Record. If you are a “record” holder of our shares (that is, if you hold your stock in your own name in the Company’s stock records maintained by our transfer agent), you may vote in any one of the following ways:

•	On the Internet. You may vote on the Internet in one of two ways: (1) you may vote by proxy before the Annual Meeting starts by visiting www.proxyvote.com and following the instructions in the Notice; or (2) you may vote during the Annual Meeting by attending the live audio webcast at www.virtualshareholdermeeting.com/bpyu2020 and following the instructions in the Notice.

•	By Telephone. If you request printed copies of the proxy materials for the Annual Meeting, you may vote by proxy by calling the toll-free number found on the proxy card delivered with these proxy materials.

•	By Mail. If you request printed copies of the proxy materials for the Annual Meeting, you may vote by proxy by completing the proxy card delivered with these proxy materials and mailing it in the envelope provided.

Votes submitted by proxy on the Internet or by telephone must be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting to be counted. Votes submitted on the Internet during the Annual Meeting by stockholders attending the Annual Meeting and votes submitted by mail must be received no later than the close of voting at the Annual Meeting to be counted.

Beneficial Owners of Shares Held in Street Name. If you hold shares of our Company in “street name” (that is, through a broker, bank or other nominee), you will need to obtain a voting instruction form from the institution that holds your shares and follow the voting instructions and submission deadlines on that form. The availability of Internet, telephone, mail or other methods to vote your shares by proxy will depend on the voting processes of the broker, bank or other nominee that holds your shares.

What happens if I don’t provide voting instructions?

Stockholders of Record. If you are a stockholder of record at the close of business on the Record Date and you submit a valid proxy that does not provide voting instructions with respect to your shares, all shares represented by your proxy will be voted FOR the election of each of the nominees to the Board (Proposal 1) and FOR the ratification of the independent registered public accounting firm (Proposal 2).

Beneficial Owners of Shares Held in Street Name. If you hold shares of our Company in “street name” it is important that you provide the broker, bank or other nominee who holds your shares with voting instructions on the matters to be voted on at the meeting. With respect to the election of each of the nominees to the Board (Proposal 1), your broker or other institution generally will not be able to vote your shares unless you provide voting instructions. With respect to the ratification of the independent registered public accounting firm (Proposal 2), your broker or other nominee in certain circumstances may be able to vote your shares in its discretion without voting instructions from you.

Can I change my vote?

Stockholders of Record. If you are a stockholder of record at the close of business on the Record Date, you may revoke a previously submitted proxy and change your vote by taking any one of the following actions:

•	Later-Dated Vote. You may revoke a previously submitted proxy by submitting a later-dated vote on the Internet (either before or during the Annual Meeting), by telephone or by mail.

•	Written Notice. You may revoke a previously submitted proxy by sending or otherwise delivering a written notice of revocation to the attention of our Secretary at the address of our principal executive offices.

To be effective, any later-dated vote must be received by the applicable deadline for the voting method used, as described above, and any written notice of revocation must be received no later than the close of voting at the Annual Meeting. Only your latest-dated vote that is received by the deadline applicable to the voting method used will be counted.

Beneficial Owners of Shares Held in Street Name. If you hold our shares in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking your proxy.

How will the proxy holders vote?

The persons named in the accompanying proxy intend to vote the shares represented by all properly executed and unrevoked proxies received by them in accordance with the instructions on each proxy. If no instructions are given, they will vote FOR the election of each of the nominees to the Board (Proposal 1) and FOR the ratification of the independent registered public accounting firm (Proposal 2). If any other matters come before the Annual Meeting, your proxy grants the individuals named in the proxy the discretion to vote on such matters.

What constitutes a quorum for the Annual Meeting?

If a majority of the voting power of the Company’s capital stock entitled to vote generally on the election of directors on the Record Date are present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting the conduct of business at the Annual Meeting. As of the Record Date, we had 57,336,992 shares of Class A Stock, 202,438,184 shares of Series B Preferred Stock, 175,180,348 shares of Class B-1 Stock and 640,051,301 shares of Class C Stock outstanding and entitled to vote on the election of directors. When specified business is to be voted on by one or more classes or series of stock voting separately, the holders of the majority of the shares of such class or classes or series shall constitute a quorum of such class or classes or series for the transaction of such business. Abstentions and broker non-votes are counted as present in person or represented by proxy for purposes of determining whether a quorum exists.

Who will bear the costs of soliciting votes for the meeting?

Your proxy is being solicited by the Board on behalf of the Company. The Company will bear the entire cost of the solicitation of proxies from its stockholders. Solicitations will be made primarily through the Notice and the solicitation materials made available on the Internet or via e-mail or in print to those who request copies, but may be supplemented by telephone, mail, e-mail or personal solicitation by our directors or officers, who will not receive any additional compensation for such solicitation activities. We will provide copies of solicitation materials to brokers, banks and other nominees holding in their names shares of our stock that are beneficially owned by others for forwarding to the beneficial owners of those shares who have requested printed materials and we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Each of the Company’s directors serves for a one-year term and is subject to annual election by the stockholders. Accordingly, the stockholders will be asked to elect ten directors at the Annual Meeting. Each director will hold office until the 2021 Annual Meeting of Stockholders, and until a successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

The Board, based on the recommendation of the Governance and Nominating Committee, has nominated Caroline M. Atkinson, Jeffrey M. Blidner, Soon Young Chang, Richard B. Clark, Omar Carneiro da Cunha, Scott R. Cutler, Stephen DeNardo, Louis J. Maroun, A. Douglas McGregor and Lars Rodert to be elected to serve on the Board, each until the 2021 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

Each of the nominees is currently a director of our Company and has agreed to stand for election, be named in this Proxy Statement and to serve on the Board if elected. If, prior to the Annual Meeting, a nominee should become unavailable to serve, the shares represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board, unless the Board determines to reduce the number of directors or to leave a vacant seat on the Board in accordance with the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Charter”) and Fifth Amended and Restated Bylaws (the “Bylaws”), as then in effect. During the course of a term, the Board may appoint a new director to fill any vacant seat. In that event, the newly appointed director would complete the term of the director he or she replaced or, if appointed to fill a vacancy caused by an increase to the size of the Board, serve until the next annual meeting of our stockholders.

Director Nominees

The nominees for the Board are set forth below, along with a description of their professional backgrounds. Each of these director nominees currently serves on the Board of the general partner of our parent company, BPY, (the “BPY General Partner”). We believe each of these nominees contributes to the Board’s effectiveness as a whole based on the wealth of executive leadership experience they bring to the Board, as well as the other specific attributes, qualifications and skills described below. All nominees have agreed to serve if elected.

Caroline M. Atkinson, 67	Director since February 2019

Ms. Atkinson is a Senior Adviser to RockCreek, an investment firm in Washington D.C., a trustee of the International Institute of Strategic Studies in London and a director of the BPY General Partner. Ms. Atkinson is an Oxford-trained economist with more than two decades of experience as a senior policymaker in international economics and finance and as an executive in technology. She has held senior positions at Alphabet Inc. (“Google”), the U.S. government, The International Monetary Fund and The Bank of England. Most recently, Ms. Atkinson was Head of Global Policy for Google. Prior to joining Google, Ms. Atkinson worked for President Barack Obama as the Deputy National Security Adviser for International Economics at the White House. She was the President’s personal representative to major international economic summits, including the G-7/8 and the G-20. She was also the Advisor to Treasury Secretaries, Robert Rubin and Lawrence Summers. She has advised leading U.S. companies on global business and economic issues. Ms. Atkinson is a Member of the Board Executive Committee for the Peterson Institute for International Economics, and a Member of the Council on Foreign Relations and the Economic Club of New York. The Board nominated Ms. Atkinson to serve as a director based, among other factors, on her experience in international economics and finance.

Jeffrey M. Blidner, 71	Director since August 2018

Mr. Blidner is Vice Chairman of Brookfield Asset Management Inc. (“Brookfield Asset Management”) and is responsible for strategic planning and fundraising. Mr. Blidner is also the Chief Executive Officer of Brookfield Asset Management’s Private Funds Group, Chairman and a director of the general partner of each of Brookfield Business Partners L.P. and Brookfield Renewable Partners L.P. and a director of Brookfield Asset Management, the BPY General Partner and the general partner of Brookfield Infrastructure Partners L.P. Mr. Blidner also served as a board member for Rouse Properties, Inc. from 2012 to 2016. Prior to joining Brookfield Asset Management in 2000, Mr. Blidner was a senior partner at a Canadian law firm. The Board nominated Mr. Blidner to serve as a director based, among other factors, on his knowledge of the Company and his experience in board governance.

Dr. Soon Young Chang, 60	Director since August 2018

Dr. Chang is a member of the board of directors of Dubai World and the BPY General Partner. Dr. Chang serves as Senior Advisor to the Investment Corporation of Dubai, providing strategic counsel and lending his global perspective to the investment arm of the Dubai Government. Dr. Chang is the founder and chairman of Midas International Asset Management Company, an international asset management fund which manages over $5 billion. He is also a founding partner of Sentinel Advisor, a New York-based arbitrage fund. Dr. Chang has served as an advisor to a variety of financial institutions, including Korea National Pension Corporation, Hyundai International Merchant Bank and Templeton-Ssangyong Investment Trust Company. Dr. Chang received his Master’s and Doctoral degrees from George Washington University and has authored many books and articles on the subject of financial engineering. The Board nominated Dr. Chang to serve as a director based, among other factors, on his knowledge of the Company and his experience in asset management and international finance.

Richard B. Clark, 61	Director since August 2018

Mr. Clark is a Managing Partner of Brookfield Asset Management and Chairman of the board of directors of the Company and the BPY General Partner. He has over 30 years of real estate experience. Mr. Clark has been employed by Brookfield Asset Management and its predecessors since 1984 in various senior roles including President and Chief Executive Officer of Brookfield Property Group LLC (“BPG”) and BPY. Mr. Clark holds a Bachelor of Science in Business from the Indiana University of Pennsylvania. Mr. Clark served on the board of directors of GGP Inc. (“GGP”) prior to its acquisition by BPY. The Board nominated Mr. Clark to serve as a director based, among other factors, on his knowledge of the Company and his experience in commercial real estate and development.

Omar Carneiro da Cunha, 73	Director since August 2018

Mr. Cunha is a Senior Partner with Dealmaker Ltd., a consultancy and M&A advisory firm, with a focus in telecommunications, information technology, oil & gas and retail, and has also been a Senior Partner of BOND Consultoria Empresarial e Participacoes since 1994. Mr. Cunha is a director of the BPY General Partner. He was the Chairman of “Bob’s”, a Brazilian fast food company, from 1995 to 2008, a director of the Energisa Group since 1996, and a director of Grupo Libra from 2010 to 2019. In 2005, Mr. Cunha was the Deputy Chairman and Chief Executive Officer of VARIG Brazilian Airline. From 1995 to 1998, Mr. Cunha was the President of AT&T Brasil and a member of the Management Committee of AT&T International. Prior to that, Mr. Cunha worked for 27 years in Brazil and abroad for the Royal Dutch/Shell Group, and was President of Shell Brasil, Billiton Metals and Shell Quimica from 1991 to 1994. Mr. Cunha is currently a member of the American Chamber of Commerce for Brazil. The Board nominated Mr. Cunha to serve as a director based, among other factors, on his knowledge of the Company and his experience in board governance in the telecommunications, technology, energy and retail sectors.

Scott R. Cutler, 50	Director since February 2019

Mr. Cutler is the Chief Executive Officer of StockX, a private consumer e-commerce marketplace, and a director of the BPY General Partner. He previously was the Senior Vice President, Americas at eBay from 2017 to 2019, where he oversaw the Americas business unit, including the United States, Latin America, and Canada. Mr. Cutler joined eBay Inc. as President of eBay’s StubHub business in April 2015 after nine years as an Executive Vice President at the New York Stock Exchange (“NYSE”). During his tenure at NYSE, Mr. Cutler transformed it into the number one global exchange and was responsible for over $1 trillion in capital raised and helped to take public some of the world’s most iconic brands of the last decade. Mr. Cutler holds a B.S. degree in Economics from Brigham Young University (“BYU”) and a J.D. from the University of California, Hasting College of Law. He also serves on the board of Vibrant Emotional Health and is a trustee on the National Advisory Committee for BYU, his alma mater. The Board nominated Mr. Cutler to serve as a director based, among other factors, on his experience in technology and international business.

Stephen DeNardo, 66	Director since August 2018

Mr. DeNardo is currently managing director and president and Chief Executive Officer of RiverOak Investment Corp., LLC and has held this position since 1999. He is also a director of the BPY General Partner and Chairman of its Audit Committee. From 1997 to 1999 he was Partner and Senior Vice President of ING Realty Partners, where he managed a $1 billion portfolio. Prior to his employment with ING Realty Partners, he was President of ARES Realty Capital from 1991 to 1997, where he managed a $5 billion portfolio of diversified debt and equity assets. Before joining ARES Realty Capital, he was a Partner at First Winthrop Corporation. Mr. DeNardo has held a license as a Certified Public Accountant since 1978 and is a Chartered Global Management Accountant. He has a B.S. in Accounting from Fairleigh Dickinson University. The Board nominated Mr. DeNardo to serve as a director based, among other factors, on his knowledge of the Company, his financial acumen and his experience in commercial real estate and asset management.

Louis J. Maroun, 69	Director since August 2018

Mr. Maroun is the Founder and Chairman of Sigma Real Estate Advisors and Sigma Capital Corporation, which specializes in international real estate advisory services. Prior to this role, Mr. Maroun was the Executive Chairman of ING Real Estate Canada and held executive positions in a number of real estate companies where he was responsible for overseeing operations, real estate transactions, asset and property management, as well as many other related functions. Mr. Maroun is a director of the BPY General Partner and Chair of its Governance and Nominating Committee. Mr. Maroun also is on the board of directors of the general partner of Brookfield Renewable Energy Partners L.P. and Summit Industrial Income REIT. Previously, Mr. Maroun served on the board of ThermoCeramix Corp. from 2014 to 2016. Mr. Maroun graduated from the University of New Brunswick in 1972 with a Bachelor’s degree, followed by a series of post graduate studies and in January of 2007, after a long and successful career in investment real estate, Mr. Maroun was elected to the position of Fellow of the Royal Institute of Chartered Surveyors The Board nominated Mr. Maroun to serve as a director based, among other factors, on his knowledge of the Company and his experience in commercial real estate and board governance.

A. Douglas McGregor, 63	Director since March 2020

Mr. McGregor was the Group Head of RBC Capital Markets and RBC Investor & Treasury Services, Chairman and Chief Executive Officer of RBC Capital Markets, and was a member of RBC’s Group Executive until his retirement in January 2020. He is also a director of the BPY General Partner. Mr. McGregor joined RBC in 1983 and held progressively senior roles at the bank, becoming Capital Markets Chief Executive Officer in 2008 and assuming responsibility for Investor & Treasury Services in 2012. As Chairman and Chief Executive Officer of RBC Capital Markets, Mr. McGregor had global oversight of the firm’s Corporate & Investment Banking and Global Markets activities conducted by its approximately 7,500 employees worldwide. He also directly led the investment bank’s real estate lending businesses. As Group Head of RBC Investor & Treasury Services, Mr. McGregor was responsible for this business’ custody, treasury and financing services for institutional clients globally. Mr. McGregor holds an Honours B.A. (Business) and an MBA from the University of Western Ontario. Mr. McGregor serves on the University Health Network’s Board of Trustees in Toronto and is a former Chairman of the Board of Directors of the Investment Industry Regulatory Organization of Canada. The Board nominated Mr. McGregor to serve as a director based, among other factors, on his experience in commercial real estate, asset management and international finance.

Lars Rodert, 58	Director since August 2018

Mr. Rodert is the founder and Chief Executive Officer of ÖstVäst Capital Management (“OVCM”) and is a director of the BPY General Partner and its Lead Independent Director. Mr. Rodert has 30 years of experience in global investment industry. Prior to OVCM, Mr. Rodert spent 11 years as a Global Investment Manager for IKEA Treasury. Before joining IKEA, Mr. Rodert was with SEB Asset Management for 10 years as Chief Investment Officer and responsible for SEB Global Funds (“SEB”). Prior to SEB, Mr. Rodert spent 10 years in North America with five years at Investment Bank Gordon Capital and five years as a partner with a private investment holding company, Robur et. Securitas. Mr. Rodert is a director of PCCW Limited, an information and communications technology company. Mr. Rodert holds a Master of Science Degree in Business and Economics from Stockholm University. The Board nominated Mr. Rodert to serve as a director based, among other factors, on his knowledge of the Company and his experience in commercial real estate and board governance.

Election of Directors

To be elected, the votes cast in favor of the election of a nominee must exceed the votes cast against the election of that nominee. The holders of our Class A Stock, Series B Preferred Stock, Class B-1 Stock and Class C Stock, voting together as a single class, are entitled to vote on the election of directors. Under Delaware law, if an incumbent director is not re-elected, the director will continue to serve on the Board as a “holdover director.” If any incumbent director is not re-elected, under our Corporate Governance Guidelines and our Bylaws, the director is required to tender his or her resignation for consideration by the Board. The Chairman of the Board will review any submitted resignation and the Governance and Nominating Committee will consider the resignation, evaluating the best interest of the Company and its stockholders, and make a recommendation to the Board on whether to accept or reject the resignation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE

FOR EACH OF THE TEN DIRECTOR NOMINEES (ITEM 1 ON THE PROXY CARD).

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Deloitte has served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2001 through 2019.

Although ratification by stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined that a policy of requesting ratification by stockholders of its selection of an independent registered public accounting firm is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee may reconsider the selection of Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders. A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

The following table presents the fees paid by the Company to Deloitte during the periods presented:

Year Ended December 31,	2019	2018
Audit Fees(1)	$3,155,600	$3,395,100
Audit-Related Fees(2)	$3,000,378	$2,482,800
Tax Fees(3)	$32,130	$84,700
All Other Fees	$—	$—
Total	$6,188,108	$5,962,600

(1)	Audit fees consisted principally of the audits of the Company’s annual consolidated financial statements, internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, comfort letters, and reviews of other filings or registration statements under the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Audit-related fees consisted primarily of various audits of individual or portfolios of properties to comply with lender, joint venture partner or tenant requirements. The 2019 and 2018 fees exclude $256,600 and $224,000, respectively, related to consents provided for the 2018 and 2017 consolidated financial statements of the Company included in registration statements of BPY and its affiliates; all such fees were reimbursed by BPY.

(3)	Tax services consisted principally of services necessitated by the Company’s ongoing tax compliance requirements.

Audit Committee’s Pre-Approval Policies and Procedures

We have adopted written policies that provide that the Audit Committee is to pre-approve all audit services and permitted non-audit services to be performed for us by our independent registered public accounting firm in accordance with applicable law. During the fiscal year ended December 31, 2019, all audit and non-audit services provided to us by Deloitte were pre-approved by the Audit Committee.

Ratification of Selection of Independent Registered Public Accounting Firm

Ratification of this Proposal 2 requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Class A Stock, Series B Preferred Stock, Class B-1 Stock and Class C Stock present in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 2, voting together as a single class.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE

FOR THIS PROPOSAL (ITEM 2 ON THE PROXY CARD).

CORPORATE GOVERNANCE

Director Nomination Process

BPYU, BPY, the BPY General Partner and BP US REIT LLC (“BPUS”), entered into a joint governance agreement, dated August 28, 2018 (the “Joint Governance Agreement”), intended to facilitate the governance of BPYU and BPY following the acquisition of all of the shares of common stock of GGP that BPY and its affiliates did not already own through a series of transactions (the “BPY Transaction”).

Pursuant to the Joint Governance Agreement, BPUS has the right to designate candidates to be nominated for election to each directorship subject to election at any meeting of BPYU stockholders and BPYU will include such nominees in its proxy statements without BPUS having to comply with the generally applicable provisions of the Company’s Bylaws regarding notice of stockholder nominations. The Joint Governance Agreement further provides that BPYU and the BPY General Partner will nominate an identical board of directors, except in limited circumstances. The nominees for the Board included in this Proxy Statement are also members of the board of directors of the BPY General Partner.

Additionally, each of the BPY General Partner and BPYU have the right to expand its respective board of directors to add additional non-overlapping independent members if it determines that the addition of non-overlapping board members is necessary to address or otherwise resolve a conflict of interest arising from its relationship with the other entity. Further, BPUS has the option, in its sole discretion, to cause each of the BPY General Partner and BPYU to expand the size of their respective boards, and to nominate one or more additional independent directors to fill the directorship created by such expansion.

The Company’s Governance and Nominating Committee annually selects candidates that it recommends to the Board to be director nominees for election by the stockholders. In addition, the Governance and Nominating Committee selects candidates it recommends to the Board to fill vacancies on the Board. In each case, the selection of candidates by the Governance and Nominating Committee is subject to the nomination rights of BPUS pursuant to the Joint Governance Agreement. The Governance and Nominating Committee reviews with the Board, on an annual basis, the requisite experience, qualifications, attributes and skills of director nominees, including those designated pursuant to the Joint Governance Agreement. This assessment includes independence, as well as numerous other factors, including ability to devote adequate time to Board duties, experience and background.

Director nominees must possess appropriate qualifications and reflect a reasonable diversity of personal experience and background to promote the Company’s strategic objectives, contribute to the development of strategic alliances and activities in which we have an indirect interest and to fulfill responsibilities as directors to our stockholders. In considering candidates, the Governance and Nominating Committee considers the background and qualifications of the directors as a group, and whether the candidates and existing directors together will provide an appropriate mix of experience, knowledge and attributes that will allow the Board to fulfill its responsibilities. The Governance and Nominating Committee and the Board do not have a formal diversity policy; however, in identifying nominees for director, the Governance and Nominating Committee considers a diversity of professional experiences, perspectives, education, and backgrounds among the directors to ensure that a variety of perspectives are represented in Board discussions and deliberations concerning our business. The Company’s Governance and Nominating Committee will also consider candidates recommended for nomination to the Board by our stockholders. Stockholder recommendations for nominees to the Board should be submitted in writing to our Secretary as set forth below under “—Manner by Which Stockholders May Nominate Director Candidates for Election at the Next Annual Meeting”.

The Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Governance and Nominating Committee does not set specific minimum qualifications that candidates must meet in order for it to recommend them to the Board, but rather believes that each candidate should be evaluated based on his or her merits, taking into account the needs of the Company and the composition of the Board as a whole.

Manner by Which Stockholders May Nominate Director Candidates for Election at the Next Annual Meeting

Stockholders who wish to submit nominations for director for consideration by the Governance and Nominating Committee for election at the 2021 Annual Meeting of Stockholders may do so by delivering written notice, along with the additional information and materials required by our Bylaws, to our Secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of this year’s annual meeting. As specified in our Bylaws, different notice deadlines apply in the case of a special meeting, when the date of an annual meeting is more than 30 days before or more than 70 days after the first anniversary of the prior year’s meeting, or when the first public announcement of the date of an annual meeting is less than 100 days prior to the date of such annual meeting. Accordingly, for the 2021 Annual Meeting of Stockholders, we must receive this notice on or after February 17, 2021 and on or before March 19, 2021. Such information must be addressed to our Secretary, c/o Brookfield Property REIT Inc., 250 Vesey Street, 15th Floor, New York, New York 10281-1023.

Board Meetings and Attendance

At the 2019 Annual Meeting of Stockholders, Caroline M. Atkinson, Jeffrey M. Blidner, Dr. Soon Young Chang, Richard B. Clark, Omar Carneiro da Cunha, Scott R. Cutler, Stephen DeNardo, Louis J. Maroun and Lars Rodert were elected to the Board. A. Douglas McGregor was appointed to the Board in March 2020 pursuant to the Joint Governance Agreement (as further discussed under “—Director Nomination Process”). Consequently, the Board is currently comprised of ten members.

The Board and its committees meet quarterly on a set schedule and also hold special meetings from time to time. In 2019, the Board held four meetings and its Audit Committee and Governance and Nominating Committee each held four meetings. Of the nine directors serving on the Board in 2019, (i) seven attended 100% of the aggregate of (x) the total number of meetings of the Board held during the period for which he or she was a director and (y) the total number of meetings for all committees of the Board on which he or she served during the periods that he or she served, (ii) one director attended 75% of the aggregate of (x) the total number of meetings of the Board held during the period for which he was a director and (y) the total number of meetings for all committees of the Board on which he served during the periods that he served and (iii) Dr. Chang attended less than 75% of the aggregate of the total number of meetings of the Board held during the period for which he was a director during the year ended December 31, 2019.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the attendance of our Board members at our annual meetings of stockholders. None of the nine members of the Board then serving attended the 2019 Annual Meeting of Stockholders.

Meetings of Independent Directors

The independent directors hold regular meetings without any non-independent directors or members of management present. Lars Rodert, the Lead Independent Director of the Board, presides over meetings of the independent directors.

Board Leadership Structure

Richard B. Clark serves as Chairman of the Board and Lars Rodert serves as the Lead Independent Director. The Board believes the current structure is appropriate and effective for the Company. The duties of the Chairman of the Board include: working with the Company’s service providers (“Service Providers”) under its Master Services Agreement dated August 27, 2018 (the “Master Services Agreement”) and other directors to set the agenda for the Board meetings; presiding over all meetings of the Board; and serving as the principal liaison on Board-wide issues. The Lead Independent Director’s primary role is to facilitate the functioning of the Board (independently of the Company’s Service Providers and Brookfield Asset Management), and to maintain and enhance the quality of the Company’s corporate governance practices. The Lead Independent Director presides over the private sessions of the independent directors of the Company that take place following each meeting of the Board and conveys the results of these meetings to the Chairman of the Board. In addition, the Lead Independent Director is available, when appropriate, for consultation and direct communication with our stockholders or other stakeholders of our Company.

Risk Oversight

The Company is exposed to a wide variety of risks in its business activities, including market, strategic, operational (including those related to cyber security), financial, legal, competitive and regulatory risks. The Board is responsible for oversight of risks facing the Company, while the Service Providers are responsible for day-to-day management of risk. The Board, as a whole, directly administers its risk oversight function through its Audit Committee. Under its charter, the Audit Committee is responsible for reviewing and approving the Company’s policies with respect to risk assessment and management, particularly financial risk exposure, and discussing with management the steps taken to monitor and control risks. In its oversight role, the Audit Committee has the responsibility to satisfy itself that the risk management processes designed and implemented by the Service Providers are adequate and functioning as designed. The Audit Committee receives updates in the ordinary course from the Service Providers and outside advisors regarding risks the Company faces, including litigation and various operating risks.

Committees of the Board

The Board has the authority to appoint committees to perform certain management and administrative functions. The current standing committees are the Audit Committee and the Governance and Nominating Committee. The Board may, however, from time to time, establish or maintain additional committees as necessary or appropriate.

The table below shows current membership for each of the standing committees.

Audit Committee	Governance and Nominating Committee
Stephen DeNardo*^	Omar Carneiro de Cunha
Louis J. Maroun	Louis J. Maroun*
Lars Rodert	Lars Rodert

*	Denotes Chair.

^	Denotes Audit Committee Financial Expert.

Committee members and Chairs are appointed by the Board upon recommendation of the Governance and Nominating Committee with consideration of the desires of individual directors. The Board will consider rotating committee members periodically, but the Board does not have a rotation policy.

The Board and each standing committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company or the Service Providers in advance. Directors have complete access to the Board’s advisors.

Each of the committees operate under a written charter. Copies of these charters can be obtained from our website at bpy.brookfield.com/bpyu under the “Corporate Governance—Governance Documents” heading or by writing to our Secretary at our principal executive offices.

Audit Committee

The Board has a standing Audit Committee, established in accordance with the requirements of the SEC. The Board has affirmatively determined that all of the members of the Audit Committee meet the requirements for independence and expertise, including financial literacy for the purposes of serving on the Audit Committee, under applicable Nasdaq Stock Market (“Nasdaq”) listing standards and SEC rules. The Board has also determined that Mr. DeNardo qualifies as an “audit committee financial expert” under applicable SEC rules.

The Audit Committee is responsible for assisting and advising the Board with respect to: our accounting and financial reporting processes; the integrity and audits of our financial statements; our compliance with legal and regulatory requirements; and the qualifications, performance and independence of our independent accountants. The Audit Committee is responsible for engaging our independent auditors, reviewing the plans and results of each audit engagement with our independent auditors, approving professional services provided by our independent accountants, considering the range of audit and non-audit fees charged by our independent auditors and reviewing the adequacy of our internal accounting controls.

Governance and Nominating Committee

In accordance with the Nasdaq listing standards, the Governance and Nominating Committee is comprised solely of independent directors. The primary functions of the Governance and Nominating Committee include: assisting and advising the Board with respect to matters relating to the general operation of the Board, our Company’s governance, and the performance of the Board; reviewing and assessing the qualifications of persons proposed for appointment or election to the Board and for recommending a slate of nominees for election as directors by the Company’s stockholders; and reviewing and making recommendations to the Board concerning the remuneration of directors and committee members and any changes in the fees to be paid pursuant to our Master Services Agreement. The Governance and Nominating Committee has approved a Conflicts Policy which addresses the approval and other requirements for transactions in which there is a greater potential for a conflict of interest to arise. Please see “Certain Relationships and Related Party Transactions—Conflicts Policy” below for further detail. The Governance and Nominating Committee may be required to approve any such transactions.

Compensation Committee

The Company is a “controlled company” as defined in the Nasdaq listing standards and as such does not have to comply with certain of its corporate governance standards, including the requirement that we have a compensation committee comprised of independent directors.

Compensation Committee Interlocks and Insider Participation

While certain of our subsidiaries have employees, BPYU does not have any employees. Under our Master Services Agreement, our Service Providers provide, or arrange for other service providers to provide, day-to-day management and administrative services for our Company. As a result, we do not directly pay employee or management compensation and do not require a compensation committee. Our directors participate in the consideration of director compensation.

Director Independence

A majority of the Board is independent. Of the ten directors being nominated for election by the Board, the Board affirmatively determined, based on the recommendation of the Governance and Nominating Committee, that Ms. Atkinson and Messrs. Carneiro da Cunha, Cutler, DeNardo, Maroun, McGregor and Rodert are independent under the Nasdaq listing standards.

The Board reviewed director independence in February 2020. During this review, the Board considered transactions and relationships between each director nominee (including any member of his or her immediate family, if any) and the Company and its subsidiaries and affiliates. In making independence determinations, the Board considered each relationship not only from the standpoint of the director nominee, but also from the standpoint of persons and organizations with which the director nominee has a relationship. The purpose of this review is to determine whether any such relationship or transactions would interfere with the director’s or nominee’s independent judgment, and therefore be inconsistent with a determination that the director nominee is independent.

When assessing the independence of the directors designated by the BPY General Partner pursuant to the Joint Governance Agreement, the Board considered that they were nominated by significant stockholders of the Company but concluded that this did not impair their independence. As required by the Nasdaq listing standards, the Board considered whether the nominated directors themselves had a relationship with BPYU that would interfere with the director’s independent judgment in carrying out their duties as a director.

As a result of this review, the Board affirmatively determined that each of the director nominees, except Dr. Chang and Messrs. Clark and Blidner, is independent of the Company and its management under Nasdaq listing standards. Dr. Chang is not independent because he was appointed to the board of directors of the BPY General Partner as the representative of a large shareholder of BPY and Messrs. Clark and Blidner are not independent due to their employment with Brookfield Asset Management.

Important Governance Policies

Corporate Governance Guidelines

The Board adopted Corporate Governance Guidelines, to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines govern, among other matters: (i) the evaluation of directors and nominees for election to the Board; (ii) stock ownership guidelines for directors; (iii) the resignation of directors; (iv) compensation paid to directors and the periodic evaluation of such compensation; (iv) access to independent advisors; and (v) the annual evaluation process of the Board and its committees.

Our Corporate Governance Guidelines are available on our website at bpy.brookfield.com/bpyu under the “Corporate Governance—Governance Documents” heading. In addition, a copy may be obtained by writing to our Secretary at our principal executive offices.

Stock Ownership Guidelines for Directors

The Board believes that directors can better represent our stockholders if they have economic exposure to our Company themselves. Our Company expects that our independent directors should hold sufficient BPY units or Class A Shares such that the acquisition costs of such securities held by such directors are equal to at least two times their annual retainer, as determined by the Board from time to time.

Independent directors are required to purchase BPY limited partnership units or Class A Shares on an annual basis in an amount not less than 20% of the minimum economic ownership requirement until the requirement is met. Independent directors are required to achieve this minimum economic ownership within five years of joining the Board. In the event of an increase in the annual retainer fee, the independent directors will have two years from the date of the change to comply with the ownership requirement. In the case of independent directors who have served on the Board less than five years at the date of the change, such directors will be required to comply with the ownership requirement by the date that is the later of: (i) the fifth anniversary of their appointment to the Board, and (ii) two years following the date of the change in retainer fee. All of our independent directors have met this minimum economic ownership requirement.

Generally, directors are prohibited from entering into any transactions which have the effect of hedging the economic value of BPY limited partnership units or Class A Shares that they own. However, under limited circumstances, a director may be permitted to enter into a hedging transaction in respect of interests held by such individual in excess of the minimum economic ownership requirement and subject to the approval of both the Chief Executive Officer and Chief Financial Officer of the Company’s Service Providers.

Code of Business Conduct and Ethics

The Board has adopted the Code of Business Conduct and Ethics (“Code of Conduct”) of Brookfield Asset Management, which is applicable to all directors, officers, employees and temporary workers of Brookfield Asset Management, its wholly-owned subsidiaries and certain publicly-traded controlled affiliates who have not adopted their own Code of Conduct, including the Company.

Our Code of Conduct is available on our website at bpy.brookfield.com/bpyu under the “Corporate Governance—Governance Documents” heading. In addition, a copy may be obtained by writing to our Secretary at our principal executive offices. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on the Company’s website.

Stockholder Communications with the Board

Stockholders or other interested persons wishing to communicate with members of the Board may contact them by writing to them, c/o Secretary, at our principal executive offices at 250 Vesey Street, 15th Floor, New York, New York 10281-1023. Correspondence may be addressed to the independent directors as a group, the entire Board or one or more individual members of the Board, at the election of the sender. Any such communication will be promptly distributed to the director or directors named therein. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the recipient considers to be important for all directors to know.

EXECUTIVE OFFICERS

Our Service Providers, wholly-owned subsidiaries of Brookfield Asset Management, provide management services to us pursuant to our Master Services Agreement. Brian W. Kingston and Bryan K. Davis in their roles at the Service Providers perform similar functions for BPYU as would typically be performed by a principal executive officer and principal financial officer, respectively.

Set forth below is the biographical information for each of Messrs. Kingston and Davis.

Brian W. Kingston, 46

Mr. Kingston is Chief Executive Officer of BPG. He is also a Managing Partner of Brookfield Asset Management, which he joined in 2001. From 2008 to 2013, Mr. Kingston led Brookfield Asset Management’s Australian business activities, holding the positions of Chief Executive Officer of Brookfield Office Properties Australia, Chief Executive Officer of Prime Infrastructure and Chief Financial Officer of Multiplex. Mr. Kingston served as a director on the GGP Board of Directors from August 2013 until his resignation in August 2018 in connection with the acquisition of GGP and previously served on the board of Rouse Properties, Inc. from 2013 to 2016.

Brian K. Davis, 46

Mr. Davis is Chief Financial Officer of BPG. Prior to that, he was Chief Financial Officer of Brookfield Asset Management’s global office property company for eight years and spent five years in senior finance roles. Mr. Davis also held various senior finance positions including Chief Financial Officer of Trilon Financial Corporation, Brookfield Asset Management’s financial services subsidiary. Mr. Davis serves on the board of Brookfield Office Properties Inc. Prior to joining Brookfield Asset Management in 1999, Mr. Davis was involved in providing restructuring and advisory services at Deloitte.

Compensation of Executive Officers

The Company does not directly employ any of the persons responsible for managing its business. Under our Master Services Agreement, our Service Providers provide, or arrange for other service providers to provide, day-to-day management and administrative services for our Company. Please see “Certain Relationships and Related Party Transactions—Related Party Transactions—Master Services Agreement” below for further detail on our Master Services Agreement.

Messrs. Kingston and Davis in their roles at the Service Providers perform similar functions for BPYU as would typically be performed by a principal executive officer and principal financial officer, respectively. BPYU does not directly or indirectly compensate Messrs. Kingston and Davis or grant them any equity awards. BPYU does not reimburse the Service Providers for their compensation. The compensation of Messrs. Kingston and Davis is set by the Service Providers and we have no control over the determination of their compensation. Messrs. Kingston and Davis participate in employee benefit plans and arrangements sponsored by the Service Providers. We have not established any employee benefit plans or entered into any employment agreements with them.

Given that the Company is externally managed and does not compensate employees of the Service Providers or reimburse the Service Providers for their compensation, the Board has determined to no longer hold annual stockholder advisory votes on executive compensation.

DIRECTOR COMPENSATION

Directors receive an annual retainer of $15,000 for their service on the Board and reimbursement of expenses incurred in attending meetings. Directors also receive an annual retainer of $125,000 for serving on the board of directors and various committees of the BPY General Partner. The BPY General Partner pays the chair of its audit committee an additional $20,000 per year and pays the other members of its audit committee an additional $10,000 per year for serving in such positions. The BPY General Partner also pays its lead independent director an additional $10,000 per year. Directors who are not independent due to their employment with Brookfield Asset Management receive no fees for their services on the Board.

The Governance and Nominating Committee periodically reviews Board compensation in relation to its peers and other similarly sized companies and is responsible for approving changes in compensation for non-employee directors.

2019 Director Compensation

The following table sets forth the compensation earned by or paid to each of our non-employee directors in 2019. Mr. McGregor was appointed to the Board in March 2020 and, therefore, did not receive any compensation during 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Richard B. Clark	—	—	—	—
Caroline M. Atkinson	15,000	—	—	15,000
Jeffrey M. Blidner	—	—	—	—
Soon Young Chang	15,000	—	—	15,000
Scott R. Cutler	15,000	—	—	15,000
Omar Carneiro da Cunha	15,000	—	—	15,000
Stephen DeNardo	15,000	—	—	15,000
Louis J. Maroun	15,000	—	—	15,000
Lars Rodert	15,000	—	—	15,000

(1)	None of the directors held BPYU stock options or unvested stock awards as of December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of each class of our capital stock by certain persons as of March 31, 2020. In the case of persons other than Messrs. Kingston and Davis, our directors and Brookfield Asset Management, or where we have received additional information from the beneficial owner, the information presented in this table is based upon the most recent filings with the SEC.

The table lists the applicable percentage ownership based on 57,336,992 shares of Class A Stock, 202,438,184 shares of Series B Preferred Stock, 175,180,348 shares of Class B-1 Stock, 121,203,654 shares of Class B-2 stock, par value $0.01 per share (“Class B-2 Stock”), 640,051,301 shares of Class C Stock and 10,000,000 shares of 6.375% Series A Cumulative Perpetual Redeemable Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”) outstanding as of March 31, 2019.

The table below sets forth such estimated beneficial ownership for: each stockholder that is known to us to be a beneficial owner of more than 5% of the Company’s outstanding shares of each class of our capital stock (“Principal Stockholders”); each director; Messrs. Kingston and Davis; and all directors and Messrs. Kingston and Davis as a group.

	Class A Stock		Series B Preferred Stock		Class B-1 Stock		Class B-2 Stock		Class C Stock		Series A Preferred Stock
Name of Beneficial Owner	# Shares Beneficially Owned	% of Class	# Shares Beneficially Owned	% of Class	# Shares Beneficially Owned	% of Class	# Shares Beneficially Owned	% of Class	# Shares Beneficially Owned	% of Class	# Shares Beneficially Owned	% of Class
Principal Stockholders:
Blackrock, Inc.(1)	4,193,676	7.31%	—	—	—	—	—	—	—	—	—	—
BPY	—	—	202,438,184	100%	175,180,348	100%	121,203,654	100%	640,051,301	100%	—	—
Persons and entities associated with Farallon Capital Management LLC(2)	8,054,215	14.04%	—	—	—	—	—	—	—	—	—	—
The Vanguard Group(3)	5,028,678	8.77%	—	—	—	—	—	—	—	—	—	—
Persons associated with FMR LLC(4)	4,000,887	6.98%	—	—	—	—	—	—	—	—	—	—
Named Executive Officers(5):
Brian W. Kingston	235,000	*	—	—	—	—	—	—	—	—	—	—
Bryan K. Davis	100,000	*	—	—	—	—	—	—	—	—	—	—
Directors(5):
Caroline M. Atkinson	—	—	—	—	—	—	—	—	—	—	—	—
Jeffrey M. Blidner	—	—	—	—	—	—	—	—	—	—	—	—
Soon Young Chang	—	—	—	—	—	—	—	—	—	—	—	—
Richard B. Clark	222,154	*	—	—	—	—	—	—	—	—	—	—
Omar Carneiro da Cunha	—	—	—	—	—	—	—	—	—	—	—	—
Scott R. Cutler	6,665	*	—	—	—	—	—	—	—	—	—	—
Stephen DeNardo	—	—	—	—	—	—	—	—	—	—	—	—
Louis J. Maroun	—	—	—	—	—	—	—	—	—	—	—	—
A. Douglas McGregor	—	—	—	—	—	—	—	—	—	—	—	—
Lars Rodert	—	—	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (11 persons)	563,819	*	—	—	—	—	—	—	—	—	—	—

*	Represents beneficial ownership of less than 1%.

(1)	Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on July 10, 2019. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 3,827,792 shares of Class A Stock and sole dispositive power with respect to 4,193,676 shares of Class A Stock.

(2)	Information regarding Farallon Capital Management, LLC (“Farallon”) is based solely on a Schedule 13G filed by Farallon with the SEC on September 7, 2018 on behalf of Farallon and the following associated persons and entities: Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Four Crossings Institutional Partners V, L.P. and Farallon Capital (AM) Investors L.P., Farallon Partners, L.L.C., Farallon Institutional (GP) V, L.L.C., Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Reporting Persons”). The address of the Farallon Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111. The Schedule 13G indicates that, collectively, the Farallon Reporting Persons have shared voting and dispositive power over 8,054,215 shares of Class A Stock.

(3)	Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 12, 2020. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 85,151 shares of Class A Stock, shared voting power with respect to 64,176 shares of Class A Stock, sole dispositive power with respect to 4,949,787 shares of Class A Stock and shared dispositive power with respect to 78,891 shares of Class A Stock.

(4)	Information regarding FMR LLC is based solely on a Schedule 13G filed by FMR LLC with the SEC on February 7, 2020 on behalf of FMR LLC and Abigail P. Johnson (collectively, the FMR Reporting Persons”). The address of the FMR Reporting Persons is 245 Summer Street, Boston, MA 02210. The Schedule 13G indicates that the FMR Reporting Persons have sole voting power with respect to 876 shares of Class A Stock and sole dispositive power with respect to 4,000,887 shares of Class A Stock.

(5)	Unless otherwise noted, the address of (i) Mr. Blidner is c/o Brookfield Asset Management, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3; (ii) Ms. Atkinson and Messrs. Carneiro da Cunha, Chang, Cutler, DeNardo, Maroun, McGregor and Rodert, is c/o Brookfield Property Partners Limited, 73 Front Street, 5th Floor, Hamilton, HM 12 Bermuda; and (iii) Messrs. Clark, Kingston and Davis is c/o Brookfield Property Group, Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Conflicts Policy

Our Governance and Nominating Committee has approved a Conflicts Policy designed to assist with the proper identification, review and disclosure of related party transactions. The Conflicts Policy addresses the approval and other requirements for transactions in which there is greater potential for a conflict of interest to arise. These transactions include:

•	acquisitions by us from, and dispositions by us to, Brookfield Asset Management and its affiliates;

•	the dissolution of the Company or its operating partnership;

•	any material amendment to our Master Services Agreement;

•	any material service agreement or other material arrangement pursuant to which Brookfield Asset Management or its affiliates will be paid a fee, or other consideration other than any agreement or arrangement contemplated by our Master Services Agreement;

•	termination of, or any determinations regarding indemnification under, our Master Services Agreement; and

•	any other material transaction involving us and Brookfield Asset Management and its affiliates.

Our Conflicts Policy requires the transactions described above to be approved by our Governance and Nominating Committee. Pursuant to our Conflicts Policy, the Governance and Nominating Committee may grant approvals for any of the transactions described above in the form of general guidelines, policies or procedures in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby. The Conflicts Policy can be amended at the discretion of the Governance and Nominating Committee.

Related Party Transactions

Master Services Agreement

We have entered into a Master Services Agreement pursuant to which the Service Providers, wholly owned subsidiaries of Brookfield Asset Management, have agreed to provide or arrange for other Service Providers to provide management and administration services to our Company and its subsidiaries. The following is a summary of certain provisions of our Master Services Agreement. Because this description is only a summary of our Master Services Agreement, it does not necessarily contain all of the information that you may find useful. We therefore urge you to review our Master Services Agreement in its entirety. Our Master Services Agreement is available electronically on the website of the SEC at www.sec.gov and a copy may be obtained by writing to our Secretary at our principal executive offices.

Under our Master Services Agreement, we have appointed the Service Providers to provide or arrange for the provision of the following services:

•	supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

•	providing overall strategic advice, including advising with respect to the expansion into new markets;

•	supervising the establishment and maintenance of books and records;

•	identifying and recommending acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

•	recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise;

•	recommending suitable candidates to serve on the boards of directors or the equivalent governing bodies of us and our operating entities;

•	making recommendations with respect to the exercise of any voting rights to which we are entitled in respect of our operating entities;

•	making recommendations with respect to the payment of dividends or any other distributions, including distributions by our Company to our unitholders;

•	monitoring and/or oversight of accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts, and managing litigation;

•	attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up, subject to approval by the relevant board of directors or its equivalent;

•	supervising the making of all tax elections, determinations and designations, the timely calculation and payment of taxes payable and the filing of all tax returns;

•	supervising the preparation of the annual consolidated financial statements, quarterly interim financial statements and other public disclosure;

•	making recommendations in relation to and effecting the entry into insurance arrangements;

•	arranging for individuals to carry out the functions of principal executive, accounting and financial officers for our Company only for purposes of applicable securities laws;

•	providing individuals to act as senior officers, subject to the approval of the relevant board of directors or its equivalent;

•	providing advice, when requested, regarding the maintenance of compliance with applicable laws and other obligations; and

•	providing all such other services as may from time to time be agreed that are reasonably related to day-to-day operations.

The Service Providers’ activities are subject to the supervision of the board of directors or equivalent governing body of BPYU and of each of the other Service Recipients, as applicable. The relevant governing body remains responsible for all investment and divestment decisions made by the Service Recipient.

Pursuant to the Master Services Agreement, BPYU pays an annual base management fee to the Service Providers equal to 1.25% of the total capitalization of BPYU, subject to certain adjustments. The total capitalization value of BPYU is equal to the aggregate of the value of all of the outstanding Class A Stock and other securities of BPYU and its direct or indirect subsidiaries that are not held by BPYU, BPY and certain of their affiliates, plus all outstanding third party debt with recourse against BPYU and any other direct or indirect subsidiary, less all cash held by such entities. For the first 12 months following the closing of the BPY Transaction, Brookfield Asset Management agreed to waive management fees payable by BPYU and the incremental management fees BPY would otherwise be required to pay in respect of the securities issued in exchange for the GGP common stock in the BPY Transaction. For the year ended December 31, 2019, $2.1 million was paid under the Master Services Agreement.

For any quarter in which the Board determines that there is insufficient available cash to pay the base management fee as well as the next regular distribution on Class A Stock, BPYU may elect to pay all or a portion of the base management fee in Class A Stock, subject to certain conditions. The base management fee is calculated and paid on a quarterly basis.

To the extent that under any other arrangement BPYU or its subsidiaries makes a payment that is determined to be comparable to the base management fee payable by BPYU, the base management fee payable by BPYU will be reduced on a dollar for dollar basis by the comparable base management fee, subject to certain limitations. In addition, to the extent that there are any residual fees, comparable to the base management fees payable by BPYU, that are not used to reduce the base management fees payable by BPY, the base management fee payable by BPYU will be reduced on a dollar for dollar basis by such residual fees.

Additionally, the Service Providers are reimbursed for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services, including those of any third party. However, BPYU is not required to reimburse the Service Providers for the salaries and other remuneration of their management, personnel or support staff who carry out any services or functions for BPYU or overhead for such persons.

Incentive Distributions

An affiliate of Brookfield Asset Management is entitled to receive incentive distributions based on an amount by which quarterly distributions on the Class A Stock and series K preferred units of BPYU’s operating partnership exceed specified target levels. No incentive distributions were paid in the year ended December 31, 2019.

Financings

From time to time, Brookfield may loan funds to us or place funds on deposit with us, on terms approved by our Governance and Nominating Committee. The following arrangements were entered into during the year ended December 31, 2019:

•	On January 30, 2019, we entered into a revolving credit facility with BPY Bermuda Holdings IV Limited, a subsidiary of BPY, in which we lent $330.0 million. The note had an interest rate of LIBOR plus 2.50% and was scheduled to mature on January 30, 2020. On March 25, 2019, the note was repaid in full.

•	On March 25, 2019, the Company issued a $341.8 million subordinated unsecured note to Brookfield BPY Holdings Inc., a subsidiary of BPY. The note bears interest at a rate equal to LIBOR plus 2.75% and is scheduled to mature on March 25, 2029. During the year ended December 31, 2019, the Company repaid this loan in full.

•	The Company received an additional $70.5 million loan from Brookfield BPY Holdings Inc. during the second quarter of 2019, with a maturity date of June 25, 2029. During the year ended December 31, 2019, the Company made principal payments totaling $68.0 million resulting in a remaining balance at December 31, 2019 of $2.5 million.

•	The Company borrowed an additional $31.7 million from Brookfield BPY Holdings Inc. on December 20, 2019 which was due on January 6, 2020 and has since been repaid.

Other Services

Brookfield Asset Management and its affiliates may provide services to our subsidiaries which are outside the scope of our Master Services Agreement under arrangements that are on market terms and conditions, or otherwise permitted or approved by independent directors, pursuant to our Conflicts Policy, and pursuant to which Brookfield Asset Management will receive fees. The services that may be provided under these arrangements include financial advisory, property management, facilities management, development, relocation services, construction activities, marketing or other services. We may also provide similar services to Brookfield Asset Management and its affiliates that are on market terms and conditions, or otherwise permitted or approved by independent directors, pursuant to our Conflicts Policy, and pursuant to which we will receive fees. We paid or received the following fees for such services in the year ended December 31, 2019:

•	Amounts received from Brookfield Asset Management and its subsidiaries for property management, leasing, tenant coordination, construction management, development management and marketing services – $2.6 million; and

•	Amounts paid to Brookfield Asset Management and its subsidiaries for construction costs of development properties –$1.3 million.

Other Related Party Transactions

In connection with the BPY Transaction, Brookfield Asset Management entered into a rights agreement with Wilmington Trust Company whereby it agreed to satisfy, or cause to be satisfied, the obligations with respect to the secondary exchange rights contained in the Company’s Charter and deposit certain cash or securities in a collateral account in accordance with the agreement. In this agreement, Brookfield Asset Management was granted a consent right whereby prior to the issuance by BPYU of any shares of Class A Stock, BPYU will be required, for as long as Brookfield Asset Management is a party to the rights agreement, to obtain the consent of Brookfield Asset Management. The rights agreement will terminate on the earlier of the twentieth anniversary of the BPY Transaction or if there is no Class A Stock outstanding, other than Class A Stock owned by Brookfield Asset Management and its affiliates. Our Company is required to reimburse Brookfield Asset Management for all amounts paid to the rights agent (i) pursuant to the rights agreement including, in respect of services rendered, out-of-pocket expenses, counsel fees and other disbursements incurred in the administration and execution of the agreement and the exercise and performance of the rights agent’s duties thereunder, and (ii) in respect of any indemnification provided to the rights agent pursuant to the rights agreement.

BPYU, BPY and the BPY General Partner, among others, are party to the Joint Governance Agreement which provides a subsidiary of BPY with the right to designate candidates to be nominated for election to the Board. See “Corporate Governance—Director Nomination Process” for further detail on this agreement.

On August 19, 2019, the Company sold the SoNo Collection to a newly formed joint venture owned 80.5% by an affiliated fund (which is a related party of the Company) and 19.5% by the Company. The property was contributed to the joint venture at a value of $419.3 million based on project-specific cash costs. This excludes additional costs to complete the project by the joint venture. On December 4, 2019, the joint venture partner contributed $30.0 million and committed to contribute an additional $70.8 million in additional capital to the joint venture, resulting in a dilution of the Company's ownership interest from 19.5% to 12.9% as of December 31, 2019. The $70.8 million contribution was received on February 7, 2020.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the audited financial statements appearing in the Annual Report for the fiscal year ended December 31, 2019.

The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) standards and the SEC.

The Audit Committee has also received the written disclosures and the letter from the independent registered public accountants required by the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence and has discussed with the independent registered public accountants the issue of their independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for the fiscal year ended December 31, 2019 for filing with the SEC.

Stephen DeNardo (Chair)

Louis J. Maroun

Lars Rodert

ADDITIONAL INFORMATION

Delinquent Section 16 Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file reports with the SEC regarding their ownership and changes in ownership of such registered equity securities. Based on our review of the copies of all Section 16(a) forms received by us and other information, we believe that with regard to the fiscal year ended December 31, 2019, all of our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except as follows: Caroline M. Atkinson and Scott R. Cutler were late in filing their initial Form 3 filings upon their respective appointments to the Board in February 2019 and A. Douglas McGregor was late in filing his initial Form 3 upon appointment to the Board in March 2020.

Householding of Proxy Materials

We have adopted a procedure called “householding”, which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if requested, this Proxy Statement and our Annual Report to multiple stockholders who share the same address, unless we have received contrary instructions from a stockholder. This procedure reduces our printing and mailing costs and other fees. Stockholders who participate in householding will continue to be able to request and receive separate proxy cards. Additionally, upon written or oral request, we will deliver promptly a separate copy of the Notice, this Proxy Statement or the Annual Report to any stockholder at a shared address to which we have delivered a single copy of these documents. To receive a separate copy of the Notice, this Proxy Statement or the Annual Report, or to notify us that you wish to receive separate copies of our proxy materials for future annual meetings of our stockholders, write to the attention of Investor Relations at the address of our principal executive offices or contact us at bpy.enquiries@brookfield.com. Stockholders who share an address and are receiving multiple copies of our proxy materials may also request to receive a single copy of the Notice, this Proxy Statement and the Annual Report or our proxy materials for future annual meetings of our stockholders by writing or calling us as indicated above.

Stockholder Proposals and Nomination of Directors at the 2021 Annual Meeting of Stockholders

If a stockholder intends to present any proposal for inclusion in the Company’s proxy statement in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”), it must be received at our principal executive offices no later than December 31, 2020. This notice must be in writing, must include any additional information and materials required by our bylaws, and must comply with the other provisions of Rule 14a-8.

Under our Bylaws, nominations for director and any other business proposal may be made by a stockholder entitled to vote at the 2021 Annual Meeting of Stockholders who delivers written notice, along with the additional information and materials required by our Bylaws, to our Secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of this year’s annual meeting. As specified in the Bylaws, different notice deadlines apply in the case of a special meeting, when the date of an annual meeting is more than 30 days before or more than 70 days after the first anniversary of the prior year’s meeting, or when the first public announcement of the date of an annual meeting is less than 100 days prior to the date of such annual meeting. Accordingly, for our 2021 Annual Meeting of Stockholders, we must receive this notice on or after February 17, 2021, and on or before March 19, 2021. You may obtain a copy of our Bylaws by writing to our Secretary at our principal executive offices. A matter submitted to us in accordance with our Bylaws may be presented at next year’s annual meeting, but we are not required to include any such matter in our proxy statement unless the submission also complies with Rule 14a-8. However, the persons named in the proxy for next year’s annual meeting will not have discretionary authority to vote with respect to the matter submitted unless we state in the proxy statement the nature of the matter and how the persons named in the proxy intend to vote with respect to the matter. Any matter which is not timely submitted to us in accordance with the requirements of our Bylaws may not be acted upon at the meeting.